UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 16, 2009

SkyWest, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-14719	87-0292166
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4444 South River Road
St. George, Utah	84790
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(435) 634-3000

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Event

On October 16, 2009, SkyWest Airlines, Inc. (“SkyWest Airlines”), a wholly-owned subsidiary of SkyWest, Inc. (the “Company”), entered into a financing arrangement with United Air Lines, Inc. (“United”), and both parties agreed to modify certain aspects of their existing code-share relationship as described herein.  Pursuant to the terms of the financing arrangement, SkyWest Airlines extended to United a secured term loan in the original principal amount of $80 million.  The term loan is evidenced by a Promissory Note and is collateralized by United’s grant of a security interest in certain United assets, principally ground equipment and airport slot rights.  United’s obligations under the Promissory Note are guaranteed by UAL Corporation (“UAL”).

Under the terms of the Promissory Note, United is obligated to make monthly payments of principal and interest beginning on December 1, 2009 and continuing until the maturity date of November 1, 2019, at which time all unpaid principal and interest is due and payable.  The principal amount under the Promissory Note bears interest at a rate of 11% per annum.  United has covenanted to maintain an agreed-upon loan to collateral ratio, and to supplement the collateral as necessary to maintain the collateral value ratio.  The Promissory Note also contains restrictions on United’s ability to dispose of any pledged collateral, certain representations and warranties made by United, defined events of default, indemnification provisions, and other general terms typically found in similar financing transactions.  SkyWest Airlines has also agreed to increase the amount of the term loan by up to $20,000,000 if, among other things, United requests the increase within 90 days of the effective date of the financing arrangement described herein and United agrees to add certain additional collateral.

In addition to the financing arrangement described above, SkyWest Airlines and United agreed to modify certain terms of the United Express Agreement entered into between them as of July 31, 2003 (the “United Express Agreement”).  Among the modified provisions, the parties have agreed to extend the term of SkyWest Airlines’ operation of 40 Bombardier CRJ200 Regional Jet (“CRJ200”) aircraft currently flown by SkyWest Airlines on United’s behalf under the terms of the United Express Agreement.  United also granted the right for SkyWest Airlines to fly 13 additional CRJ200 aircraft under an express agreement to be negotiated among the parties.  The additional 13 CRJ200 aircraft are expected to enter service between February 2010 and May 2010.  United has agreed that the additional 13 aircraft may be flown by Atlantic Southeast Airlines, a wholly-owned subsidiary of the Company (“ASA”).  The Company currently intends for ASA to operate the additional aircraft using existing ASA CRJ200s.  The parties have also agreed that United may defer up to $49 million on a rolling basis for a maximum period of 30 days amounts otherwise due and payable to SkyWest Airlines under the United Express Agreement, in exchange for United’s payment of a deferral fee at a rate of 8.0% per annum.

The press release issued on October 20, 2009 announcing SkyWest Airline’s financing arrangement with United, the extension of United Express flying and United Express flying for ASA is attached to this Report as Exhibit 99.1.

Forward-Looking Statements

In addition to historical information, this Report contains forward-looking statements. The Company may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass the Company’s beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements. All forward-looking statements included in this Report are made as of the date hereof and are based on information available to the Company as of such date. The Company assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between the Company and its major partners regarding their contractual relationships, including anticipated negotiations regarding the development of new a United Express code-sharing agreement with ASA; the financial stability of the Company’s major partners and the associated impact on the contracts the Company has executed with those partners; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in the Company’s filings with the Securities and Exchange Commission, including Item 1A of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2008, entitled “Risk Factors.”

Item 9.01                                             Financial Statements and Exhibits

(d)                                 Exhibits

99.1                           Press Release, entitled “SkyWest, Inc. Announces Funding Arrangement with United Airlines, Extension of United Express Flying and United Express Flying for Atlantic Southeast Airlines,” issued by SkyWest, Inc., dated October 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyWest, Inc.

Dated: October 22, 2009	By	/s/ Bradford R. Rich
Bradford R. Rich, Executive Vice President
and Chief Financial Officer